Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Astrotech Corporation

Austin, Texas

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated September 25, 2018, relating to the consolidated financial statements of Astrotech Corporation appearing in the Company’s Annual Report on Form 10-K for the year ended June 30, 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Austin, Texas

October 24, 2018